Exhibit 99.1

Huawei-3Com Joint Venture Begins Operations
 Companies Secure Remaining Chinese Government Approvals for Joint Venture

MARLBOROUGH, Mass.—(BUSINESS WIRE)—Nov. 17, 2003—3Com Corporation (Nasdaq: COMS - News) and Huawei Technologies Co. (Shenzhen, China) today announced that all government approvals have been secured and the agreements establishing the joint venture have been signed by the parties.

Domiciled in Hong Kong with principal operations in Hangzhou, China, and sales offices throughout China and Japan, Huawei-3Com Co., Ltd., will deliver enterprise networking solutions including routers and LAN switches. 3Com has the rights to market and support the Huawei-3Com products under the 3Com brand in all countries except China and Japan. In China and Japan, Huawei-3Com will sell products sourced internally as well as from 3Com.

Huawei is contributing to Huawei-3Com its enterprise networking business assets, including LAN switches and routers, engineering and sales/marketing resources and personnel, and licenses to its related intellectual property. 3Com is contributing $160 million in cash, assets related to its operations in China and Japan, and licenses to certain intellectual property. In two years, 3Com has the right to acquire a majority ownership interest in Huawei-3Com.

“By leveraging the enormous capabilities of our new joint venture, 3Com intends to fundamentally change the playing field in the enterprise networking industry,” said Bruce Claflin, 3Com president and chief executive officer, and Huawei-3Com chairman. “3Com now has one of the broadest lines of networking products in the world, including a full suite of voice and data solutions, for both wired and wireless environments. Backed by 3Com’s global service, these solutions excel in quality, capability and value.”

“3Com is the right partner at the right moment in the global enterprise networking marketplace,” said Ren Zhengfei, president and chief executive officer of Huawei and chief executive officer of Huawei-3Com. “The growth potential in enterprise networking in the Chinese and Japanese markets is enormous, and the more mature markets of Europe and the Americas are ripe for competitive solutions that excel at performance and value.”

Outside China and Japan, 3Com will leverage its world-class distribution channel partners to extend the reach of the Huawei-3Com products. 3Com will provide resellers access to its broadened line of voice and data networking products, ranging from entry-level switches to high-end routers with both wired and wireless access, all at attractive margins.

As Huawei-3Com begins operations, there will be approximately 1,500 employees based in China derived primarily from Huawei but with additional resources from 3Com as well as newly hired employees.

About 3Com

3Com is a tier-one provider of innovative, practical and high-value voice and data networking products, services and solutions for enterprises of all sizes and public sector organizations. For further information, please visit www.3com.com, or the press site www.3com.com/pressbox.

About Huawei Technologies

Incorporated in 1988 and headquartered in Shenzhen, China, Huawei Technologies (http://www.huawei.com) specializes in the research and development (R&D), production and marketing of telecommunications equipment, providing customized network solutions for telecom carriers in fixed, mobile, optical network and data communications network. Sales in 2002 were 2.7 billion US dollars and are expected to reach 3.5 billion US dollars in 2003. Huawei products have been put into wide applications in over 40 countries including Germany, France, UK, Russia, Brazil, Singapore and Thailand.

3Com and the 3Com logo are registered trademarks of 3Com Corporation. All other company and product names may be trademarks of their respective holders.

The foregoing press release contains forward-looking statements under the federal securities laws about the joint venture between 3Com and Huawei, including statements concerning delivery and reach of products, prospects and growth potential for the enterprise networking industry and recovery and maturation of the IT market. These forward looking statements are subject to significant risks and uncertainties, and actual results may differ materially from those described in such statements as a result of a number of factors. In particular, the enterprise networking industry may not develop as anticipated and the IT market may not recover as quickly as expected or at all. Investors are also encouraged to read the “Risk Factors” section of 3Com’s Annual Report on Form 10-K for the year ended May 30, 2003, and 3Com’s Quarterly Report on Form 10-Q for the quarter ended August 29, 2003, which are on file with the Securities and Exchange Commission.